Exhibit 10.33

Distribution Agreement

This Distribution Agreement (the “Agreement”) is made and entered into on this 22th day of July, 2020 (the “Effective Date”) by and between TODOS Medical USA, Inc., a company registered under the laws of the state of Nevada in the United States, with its principal address of business located at 45 Wall Street, Suite 920, New York, NY 10005 (hereinafter referred to as “TODOS”), and PCL Inc, , a company registered under the laws of Korea, with its principal address of business located at 701 Star Valley, Gasan Digital Complex, Seoul, Korea (hereinafter referred to as “PCL”, and together with TODOS, the “Parties” and each individually, a “Party”).

Whereas	PCL has developed COVID-19 Antigen Rapid Fluorescent Immunoassay (“FIA”) including analyzer and COVID-19 IgG/IgM Rapid Gold tests, nCoV One Step RT-PCR kits (1 tube for N gene Confirmatory) and 45min RT-PCR kits (1 tube for N gene Confirmatory & E gene Screening + IC) for the purpose of assisting in the screening and diagnosis of COVID-19 (the “Products”);

Whereas	TODOS specializes in providing physicians, medical centers, and COVID-19 patients with solutions, technologies, and services of companies operating in the foregoing fields;

Whereas	TODOS represents that it has the necessary skills, expertise, know-how, resources and business contacts to efficiently market, sell and distribute the Products worldwide;

Whereas	PCL and TODOS wish to enter into an agreement whereby PCL shall appoint TODOS as its non-exclusive agent for COVID-19 Antigen Rapid FIA including analyzer, COVID-19 IgG/IgM Rapid Gold tests, nCoV One Step RT-PCR kits (1 tube for N gene Confirmatory) and 45min RT-PCR kits (1 tube for N gene Confirmatory & E gene Screening + IC) in the United States (the “Territories”), subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Preamble and Annexes

1.1.	The preamble to this Agreement and the Annexes attached hereto constitute an integral part hereof.

1.2.	The captions and titles in this Agreement are intended solely for convenience purposes and will not be used in the interpretation of this Agreement.

2.	Parties’ Representations and Warranties

2.1.	Each Party represents and warrants throughout the term of this Agreement, towards the other Party as follows:

2.1.1.	It has the full and entire right and authority to enter into and perform the obligations set forth in this Agreement.

2.1.2.	It is duly organized and validly existing under the laws of its jurisdiction and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted.

2.1.3.	There is no impediment, limitation or restriction under any applicable law, agreement, arrangement or consequent to any undertaking that prevents or may prevent it from entering into this Agreement and performing its obligations hereunder.

2.1.4.	The execution of this Agreement and the performance of its obligations hereunder do not constitute a breach of any applicable law, or any agreement, commitment, understanding or obligation (whether oral or in writing) towards any third party.

2.1.5.	It will operate its business in compliance with all applicable laws of the countries in which it operates, including, without limitation, those relating to the storage, packaging, marketing, distribution, and sale of the Products, and to protection of the environment, occupational hazards, health, safety, employment, social rights, payment of taxes owed to any authority and Anti-Corruption Laws.

For the purpose of this section, “Anti-Corruption Laws” means anti-corruption, fraud, kickback, anti-money laundering, anti-boycott laws, regulations or orders, and all similar laws, or regulations or orders.

2.2.	PCL represents and warrants throughout the term of this Agreement, towards TODOS as follows:

2.2.1.	The Products, including the export of such from Korea to the United States, or anyother jurisdictions, as contemplated under this Agreement, comply with all applicable domestic laws and regulations, and will not infringe or misappropriate the intellectual property rights of any third party.

2.2.2.	The Products shall conform to their specifications as detailed in Annex A of this Agreement, which specifications may be modified from time to time by PCL in light of future Product developments and/or changing regulatory requirements, subject to written notice to TODOS, and provided that if such modifications require additional or increased costs, the Parties shall examine and negotiate, in good faith, the implications of such additional costs on the Customer Price and Product Price (as such terms are defined below).

2.3.	TODOS represents and warrants throughout the term of this Agreement, towards PCL as follows:

2.3.1.	May be responsible for obtaining all regulatory approvals and consents necessary to market and sell the Products in the Territory.

2.3.2.	To develop and sell PCL products (mentioned in Annex A) in those countries

2.3.3.	To issues Purchase Orders (“PO”) to PCL and co-ordinate the delivery of PCL products to the respective counties as per PO.

2.3.4.	To make payment to PCL as per invoices from PCL.

2.4.	TODOS represents and warrants throughout the term of this Agreement, towards PCL as follows:

2.4.1.	TODOS will be responsible for obtaining all regulatory approvals and consents necessary to import and market and sell the Products in the Territories.

3.	Appointment

3.1.	As of the Effective Date, PCL hereby appoints TODOS as its non-exclusive agent for importing, marketing and distributing the Rapid FIA (including analyzer) in the United States and its non-exclusive agent in the Territories, for the Term (as hereinafter defined) of this Agreement, and TODOS accepts such appointment, all upon the terms and subject to the conditions of this Agreement.

4.	Term

4.1.	The term of this Agreement shall commence on the Effective Date and shall continue for a period of one (1) year (the “Term”).

4.2.	Notwithstanding the above, either Party shall be entitled to terminate this Agreement in accordance with and subject to the provisions of Section 14 (Termination) below.

5.	Forecasts and Purchase Orders

5.1.	On the first day of each calendar quarter, TODOS will provide PCL with a non-binding rolling monthly forecast of TODOS’s estimated Product purchase requirements over the upcoming six (6) months (the “Forecast”).

5.2.	TODOS shall place orders for the Products by means of written purchase orders delivered to PCL (“Purchase Order(s)”). Each purchase order (other than orders for safety stock) shall include the name and address of the customer and the price at which the Products are being sold to the customer. All orders are subject to written acceptance by PCL, which shall not be unreasonably withheld. PCL shall reply to each Purchase Order within three (3) business days of receipt thereof.

5.3.	Products will be shipped and delivered by PCL, to the address designated by TODOS in the applicable Purchase Order in the timeline quoted and agreed to in the purchase order. PCL will provide copies of relevant regulatory documents to ensure TODOS can legally sell the product. The Products will be shipped by air or sea, and stored at TODOS’ laboratory (or other location in the Territories).

6.	Prices and Payments

6.1.	In consideration for the Products to be provided by PCL to TODOS’s clients, TODOS shall pay PCL a price of $XX per test/kit (the “List Price”). TODOS and PCL may negotiate a lower price on an order by order basis (the “Order Price”).

6.2.	The Product Price will be payable according to the terms and conditions outlined in each purchase order.

6.3.	The Ordered products shall be dispatched from PCL upon payment of the total amount recited in each Proforma Invoice of the order.

7.	Licensing and Regulatory Requirements

7.1.	TODOS hereby undertakes to sell and distribute the Products in accordance with applicable laws and regulations with respect to each state, region, nation or multinational jurisdiction in the Territories and to hold all the local approvals, licenses, registrations or authorizations necessary in connection with the Products and the marketing and sale thereof in the Territories and, where relevant, pricing approvals necessary to obtain reimbursement from government authorities or insurance providers (“Regulatory Requirements”). Without derogating from the above, PCL will use commercially reasonable efforts to aid and support TODOS to meet all the necessary Regulatory Requirements in the Territories.

7.2.	Without derogating from the foregoing, PCL shall, in all its dealings with respect to the Products, duly comply with all standards, applicable laws and regulations of the United States of America with respect to the Products.

8.	Marketing and Sales Activities

8.1.	TODOS shall, at its own expense, maintain a trained and competent marketing and sales channels for marketing and distributing the Products in the Territories, all in collaboration with PCL. TODOS undertakes to use commercially reasonable efforts to promote and expand the sale of the Products in the Territories.

8.2.	PCL may provide TODOS with PCL’s applicable marketing and promotional materials, sales literature, Product manuals, and supporting information in connection with the Products (the “PCL Marketing Materials”). TODOS shall prepare and use applicable marketing, promotional materials and other sales literature (including modifications or derivative works to the PCL Marketing Materials) that it deems necessary or desirable to market the Products. All marketing and promotional materials and sales literature in the English language shall be subject to the prior written approval of PCL. When preparing marketing and promotional materials and sales literature in the local foreign language, TODOS shall not make any material changes to the information provided by PCL.

8.3.	TODOS shall not make any representation or warranty as to the Products other than those contained in the PCL Marketing Materials and in this Agreement. TODOS shall bear all liabilities with respect to any representations or warranties as to the Products which are not so contained in the PCL Marketing Materials or in this Agreement or otherwise authorized by PCL in writing.

8.4.	PCL acknowledges that TODOS will fully rely on the information, representations and warranties as to the Products which are contained in the PCL Marketing Materials and in this Agreement or otherwise authorized by PCL in writing, and PCL shall bear all liability with respect to any such information, representations or warranties.

8.5.	Without derogating from the above, PCL shall provide TODOS with all the necessary information with respect to the Products, as will be made available, from time to time, to PCL’s worldwide network or per TODOS’ specific request. Any such material and the proprietary rights thereto shall belong to PCL.

8.6.	TODOS may appoint sub-agents throughout the Territories as may be required for the efficient marketing of the Products, provided that PCL shall receive notice and approve thereof in advance. Such appointments shall not derogate from TODOS’ obligations hereunder, and TODOS shall be fully responsible for all actions or omissions incurred by any of its sub-agents.

9.	Sales and Customer Support Services

9.1.	Sales of the Products in the Territories will be made by TODOS. TODOS shall be responsible for providing post-sale support services to customers, and shall, on its own account, provide a trained and competent support team for the efficient support of the Products.

9.2.	PCL shall, at all times, at its own expense, provide, and maintain proper capability to provide, TODOS with reasonable assistance in the provision by TODOS of both pre-sale and post-sale client support and assistance services in the Territories, and technical, scientific and professional support, and shall provide TODOS with information and reasonable assistance by phone or otherwise.

10.	Insurance Policy

10.1.	Each Party shall be responsible for purchasing and maintaining an appropriate professional liability insurance policy as is appropriate for each Territories.

10.2.	Upon request, each Party shall transfer a copy of said insurance policy to other Party no later than ten (10) days following receipt of such request, and at the other Party’s first request, a copy of its timely renewal or continuation. In addition, each Party shall, within reasonable period of time, inform the other Party of any changes to said policy and/or of its discontinuation or termination, howsoever arising.

11.	Reports

11.1.	TODOS shall, within a reasonable period of time (and not later than once a quarter), bring to PCL’s attention any information received by it or that otherwise comes to its knowledge which is likely to be of interest to PCL in connection with the Products or their marketing, competition, infringements of PCL ‘s intellectual property rights, client feed-back, including complaints that were received or that have come to its attention and which relate to the Products, and shall apprise PCL on an ongoing basis of its marketing and sales activities and any other relevant information reasonably requested by PCL.

11.2.	During the Term and for a period of three (3) years following the termination or expiration of this Agreement, TODOS shall maintain complete books of accounts and records consistent with sound business and accounting principles and practices consistently applied.

12.	Limitation of Liability; Indemnification

12.1.	To the maximum extent permitted by law, in no event shall either Party be liable for any special, non-compensatory, consequential, indirect, incidental, statutory or punitive damages of any kind, including, without limitation, for lost profits, lost sales, lost revenue or loss of use, regardless of the form of action, whether in contract, tort, negligence, strict products liability, or otherwise, even if such Party has been informed of or is aware of the possibility of any such damages in advance.

12.2.	Each Party (“Indemnifying Party”) shall defend, indemnify and hold the other Party and its affiliates, and their officers, directors, employees, agents, contractors, (the “Indemnified Party”) harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from any claims, suits, demands, actions and other proceedings by any third party: (a) to the extent resulting from any gross negligence, recklessness, or willful misconduct by or on behalf of the Indemnifying Party in the performance of its activities as contemplated by this Agreement; or (b) to the extent resulting from any violation by the Indemnifying Party (or any of its employees or agents) of, or failure to adhere to, any applicable laws or regulations in connection with the Products; or (c) for damage to real property or tangible physical equipment, proximately caused by the Indemnifying Party in the course of performing this Agreement.

13.	Confidentiality

13.1.	During the Term and thereafter, each Party shall maintain the “Confidential Information” (as hereinafter defined) of the other Party in confidence at all times, and shall not, directly or indirectly, whether in writing or otherwise, communicate, publish, reveal, expose, divulge, or otherwise make available or permit the disclosure of the Confidential Information, in whole or in part, to any person or entity, except as provided hereunder. The Parties shall not use the Confidential Information, except for the express purposes permitted hereunder. In addition, each Party shall comply with all applicable health care privacy rules and regulations and maintain the confidentiality of all health care and patient information and screening results.

13.2.	The term “Confidential Information” include, but not be limited to, all technical, business and other information which one Party has disclosed or will disclose to the other Party, in written or other form, whether or not designated as “confidential”, including all information and data pertaining to technological, scientific or technical information, inventions, know-how, trade secrets, designs, test results, treatment protocols, clinical trials, patient data, materials used, sketches, components, parts, hardware, software, research material, drawings, photographs, processes, test equipment, specifications, operational data, models, prototypes, contracts, costs, expenses, suppliers or transactions entered into, discussed or negotiated, business plans, budgets, forecasts, feasibility studies, market plans, customers and other business, economic, financial or technological data, regardless of whether such information, material or data or any part thereof is patentable or otherwise entitled to be registered in any official registry, which is owned, developed or used by the disclosing Party and/or which is related to the disclosing Party, its business, services or technology.

Notwithstanding the foregoing, “Confidential Information” shall not include (i) information that, as of the time of receipt, is already known to, or in the possession of receiving Party without restrictions imposed on its disclosure; and/or (ii) information that has been received by one Party without restrictions on disclosure and in good faith from a third party who was lawfully in possession of the information and had the right to disclose the same; and/or (iii) information that is independently developed by the receiving Party without use of or reference to the Confidential Information of the disclosing Party; and/or (iv) any information that has entered public domain not as a result of the violations of the confidentiality undertaking by the receiving Party.

13.3.	The provisions of Sections 13.1, 13.2, 13.3 shall continue in full force and effect notwithstanding termination or expiration of this Agreement howsoever arising.

14.	Termination

14.1.	Either Party shall have the right to terminate this Agreement by giving the other Party ten (10) days’ prior notice, in the event that the other Party breaches of any material term of this Agreement, and such Breach is not cured within five (5) days.

14.2.	This Agreement may be executed simultaneously in any number of counterparts, each of which containing the signature of any of the Parties hereto, shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.3.	All notices given by one Party to the other hereunder will be given in writing and will be deemed to have been delivered to the addressee immediately upon transmission if sent by facsimile and confirmed by a machine printout or by email, or within five (5) business days after being sent by registered air-mail, as per the addresses indicated hereinbelow, or to such other address or facsimile number as a Party hereto may thereafter give notice in accordance herewith to the other Party.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Todos Medical USA, Inc.		PCL Inc.

Name:	Gerald Commissiong	Name:

Title:	President & CEO	Title:

ANNEX A

THE PRODUCTS

1.	[COV05] PCL COVID19 Ag Rapid FIA (1 free analyzer per every 2,000 tests)

2.	[COV03] PCL COVID19 IgG/IgM Rapid Gold

3.	[MD01] PCLMD nCoV one step RT-PCR Kit (1 tube for N gene confirmatory)

4.	[MD02] PCL 45min RT-PCR Kit (1 tube for N gene Confirmatory & E gene Screening + IC)

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